Exhibit 4.11

BANK OF AMERICA CORPORATION

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., AS THE NOMINEE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC” OR THE “DEPOSITORY”). THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Unless this Note is presented by an authorized representative of DTC to Bank of America Corporation or its agent for registration of transfer, exchange or payment, and this Note is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

THIS NOTE IS NOT A SAVINGS ACCOUNT, DEPOSIT, OR OTHER OBLIGATION OF A BANK, IS NOT GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF BANK OF AMERICA CORPORATION, AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

REGISTERED	$500,000,000

NUMBER R-____	CUSIP No.: 06051GHC6
ISIN: US06051GHC69

BANK OF AMERICA CORPORATION

3.004% FIXED/FLOATING RATE SENIOR NOTES, DUE 2023

BANK OF AMERICA CORPORATION, a Delaware corporation (herein called the “Corporation,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CEDE & CO., as the nominee of DTC (the “Depository”), or its registered assigns, the principal sum of FIVE HUNDRED MILLION DOLLARS ($500,000,000), as such amount may be adjusted on Schedule 1 hereto, on December 20, 2023 (the “Stated Maturity Date”) (except to the extent redeemed or repaid prior to that date). The Corporation will pay interest on such principal sum (i) from and including December 20, 2017, or from and including the most recent Interest Payment Date (as defined below) to which interest on this Note (or any predecessor Note) has been paid or duly provided for, to, but excluding, December 20, 2022 (the “Fixed Rate Period”), at a fixed rate of 3.004% per annum, payable semi-annually in arrears on June 20 and December 20 of each year (each, a “Fixed Rate Interest Payment Date” and collectively, the “Fixed Rate Interest Payment Dates”), and (ii) from and including December 20, 2022 to the Stated Maturity Date (the “Floating Rate Period”), at a floating rate per annum, as determined in accordance with the provisions on the reverse hereof, payable quarterly in arrears on March 20, 2023, June 20, 2023, September 20, 2023 and December 20, 2023 (each, a “Floating Rate Interest Payment Date” and collectively, the “Floating Rate Interest Payment Dates,” and together with the Fixed Rate Interest Payment Dates, each, an “Interest Payment Date” and collectively, the “Interest Payment Dates”). Interest shall be payable on each Interest Payment Date, commencing on the first Interest Payment Date succeeding December 20, 2017, and at Maturity. The terms “Maturity” or “Maturity Date,” when used herein, mean the date on which the principal of this Note becomes due and payable in accordance with the terms of this Note and the Indenture, whether at the Stated Maturity Date or by declaration of acceleration, call for redemption, repurchase or otherwise.

Interest on this Note will accrue from December 20, 2017, or from the most recent Interest Payment Date to which interest on this Note (or any predecessor Note) has been paid or duly provided for, until the principal amount is paid or duly provided for. Interest (including payments for partial periods) will be computed (i) during the Fixed Rate Period, on the basis of a 360-day year of twelve 30-day months and (ii) during the Floating Rate Period, on the basis of the actual number of days in the relevant period divided by 360. Interest payable on this Note on any Interest Payment Date or the Maturity Date, as the case may be, will include interest accrued from, and including, the preceding Interest Payment Date in respect of which interest on this Note (or any predecessor Note) has been paid or duly provided for, or from, and including, December 20, 2017, if no interest has been paid or duly provided for, to, but excluding, such Interest Payment Date or the Maturity Date, as the case may be. If the Maturity Date or any Interest Payment Date falls on a day which is not a Business Day, as defined below, principal of or interest payable with respect to such Maturity Date or Interest Payment Date will be paid (i) during the Fixed Rate Period, on the succeeding Business Day with the same force and effect as if made on such Maturity Date or Interest Payment Date, as the case may be, and no additional interest shall accrue as a result of that postponement, and (ii) during the Floating Rate Period, on the succeeding Business Day, except that if the next succeeding Business Day falls in the next calendar month, then such Interest Payment Date will be advanced to the immediately preceding day that is a Business Day, and the related Interest Reset Dates (as defined on the reverse hereof) and Interest Periods (as defined on the reverse hereof) also will be adjusted for a non-Business Day. The interest so payable, and paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the person in whose name this Note (or one or more predecessor Notes evidencing all or a portion of the same debt as this Note) is registered (i) for book-entry only Notes, at the close of business on the date that is one Business Day prior to such Interest Payment Date or (ii) for Notes in definitive form, at the close of business on the first day of the calendar month in which such Interest Payment Date is originally scheduled to occur (each, referred to herein as the “Regular Record Date”); provided, however, that interest payable on the Maturity Date will be payable to the person to whom the principal hereof shall be payable. The principal so payable, and paid or duly provided for, on the Maturity Date will be paid to the person in whose name this Note (or one or more predecessor Notes evidencing all or a portion of the same debt as this Note) is registered at the time of payment by the Trustee or the Paying Agent (as defined on the reverse hereof). “Business Day” means: (i) with respect to the Fixed Rate Period, any weekday that is not a legal holiday in New York, New York or Charlotte, North Carolina and is not a day on which banking institutions in those cities are authorized or required by law or regulation to be closed and (ii) with respect to the Floating Rate Period, any weekday that is a London banking day and is not a legal holiday in New York, New York or Charlotte, North Carolina and is not a date on which banking institutions in those cities are authorized or required by law or regulation to be closed. “London banking day” means a day on which commercial banks are open for business (including dealings in U.S. dollars) in London, England.

Payment of principal of, or interest or other amounts payable on, this Note due at Maturity will be made in immediately available funds upon presentation and surrender of this Note at the office of the applicable Paying Agent maintained for that purpose, and in accordance with the procedures of the Depository; provided, that this Note is presented to the applicable Paying Agent in time for such Paying Agent to make such payment in accordance with its normal procedures. Payments of any interest or other amounts payable on this Note (other than at Maturity) will be made by wire transfer to such account as has been appropriately designated to the applicable Paying Agent by the person entitled to such payments.

The Corporation will pay any administrative costs imposed by any bank in making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments made hereunder, including, without limitation, any withholding tax, will be borne by the holder hereof.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which shall have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee (or by an authentication agent on behalf of the Trustee) by manual signature, this Note shall not be entitled to any benefit under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Corporation has caused this Note to be duly executed on its behalf, by manual or facsimile signature, under its corporate seal or a facsimile thereof.

Dated:                  , 2018

BANK OF AMERICA CORPORATION

By:

Name:
Title:

[CORPORATE SEAL]

ATTEST:

Assistant Secretary

Certificate of Authentication

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

Dated:                 , 2018

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

[Reverse of Note]

BANK OF AMERICA CORPORATION

3.004% FIXED/FLOATING RATE SENIOR NOTES, DUE 2023

SECTION 1. General. This Note is one of a duly authorized series of Securities of the Corporation (herein called the “Notes”) issued under an Indenture dated as of January 1, 1995, between Corporation and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), as amended or supplemented from time to time (as so amended or supplemented, the “Indenture”), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Corporation, the Trustee, and each Paying Agent (as described below) that may be appointed thereunder and the holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms Trustee and Paying Agent shall include any additional or successor trustee or agents appointed in such capacities by the Corporation in accordance with the terms of the Indenture. The series of which this Note is a part is designated as the Corporation’s 3.004% Fixed/Floating Rate Senior Notes, due 2023 (herein called the “Series”), initially in the principal amount of $6,000,000,000. The principal amount of Notes of this Series may be increased by the Corporation in the future.

The Corporation has initially appointed the Trustee to act as the Paying Agent, Security Registrar and transfer agent for the Notes. The Corporation may appoint a successor paying agent or an additional or different paying agent for this Note pursuant to the terms of the Indenture (each such other entity appointed to act as a paying agent, together with the Trustee, a “Paying Agent”). This Note may be presented or surrendered for payment, and notices, designations or requests in respect of payments with respect to this Note may be served, at the corporate trust office or agency of the Trustee, located at 10161 Centurion Parkway N., 2nd Floor, Jacksonville, Florida 32256, or such other locations as may be specified by the applicable Paying Agent and notified to the Corporation and the registered holder of this Note.

This Note is not subject to any sinking fund.

SECTION 2. Interest Provisions. The Corporation will pay interest on the principal amount specified on the face of this Note (as adjusted in accordance with Schedule 1 hereto) on each Interest Payment Date and at the Maturity Date, commencing on the first Interest Payment Date succeeding December 20, 2017, except as provided on the face hereof, (i) during the Fixed Rate Period, at a fixed rate per annum equal to 3.004% and (ii) during the Floating Rate Period, at a floating rate per annum described in this Section 2 until payment of such principal sum has been made or duly provided for; provided, however, that the interest rate on this Note will in no event be higher than the maximum rate permitted by applicable law.

Payments of interest hereon will include interest accrued from, and including, the most recent Interest Payment Date to which interest on this Note (or any predecessor Note) has been paid or duly provided for, or if no interest has been paid, from and including December 20, 2017 to, but excluding, the next Interest Payment Date or the Maturity Date, as the case may be (each such period, an “Interest Period”). During the Floating Rate Period, the interest rate of the Notes of this Series will be reset on each Floating Rate Interest Payment Date (each such date, an “Interest Reset Date”), and the interest determination date for determining the new interest rate will be the second London banking day prior to the relevant Interest Reset Date (each such date, an “Interest Determination Date”).

Except as described below, this Note will bear interest during the Floating Rate Period at the rate determined by reference to the London interbank offered rate (“LIBOR”) for deposits in U.S. dollars having an index maturity of three months, plus 79 basis points. The interest rate in effect on each day during the Floating Rate Period will be the rate determined by The Bank of New York Mellon Trust Company, N.A., as calculation agent, or any successor calculation agent (the “Calculation Agent”), on the Interest Determination Date.

During the Floating Rate Period, the “calculation date” will be the date by which the Calculation Agent computes the amount of interest owed on the Notes of this Series for the related Interest Period, which calculation date will be the Business Day immediately preceding the applicable Interest Payment Date, the Stated Maturity Date, the date of redemption (if any) or such other date on which the entire principal amount of the Notes of this Series is paid, as the case may be.

The interest rate in effect on each day during the Floating Rate Period shall be (a) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date pertaining to such Interest Reset Date or (b) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date pertaining to the immediately preceding Interest Reset Date. The Interest Reset Dates are subject to adjustment in accordance with the business day convention described on the face hereof.

During the Floating Rate Period, accrued interest on this Note is calculated by multiplying the principal amount specified on the face hereof (as adjusted in accordance with Schedule 1 hereto) by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the Interest Period for which accrued interest is being calculated and will be computed during the Floating Rate Period on the basis of the actual number of days in the Interest Period or other relevant period divided by 360.

All amounts used in or resulting from any calculation on this Note will be rounded to the nearest cent, with one-half cent being rounded upward. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percent, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655).

During the Floating Rate Period, the Calculation Agent shall calculate the interest rate hereon in accordance with the procedures described herein on the applicable Interest Determination Date. At the request of the registered holder hereof, the Calculation Agent will provide to such holder the interest rate hereon then in effect and, if already determined, the interest rate which will become effective as of the next Interest Reset Date.

Determination of LIBOR. As determined by the Calculation Agent, LIBOR for any Interest Determination Date will be equal to the arithmetic mean of the offered rates for deposits in U.S. dollars having an index maturity of three months, commencing on the related Interest Reset Date, if at least two offered rates appear on the Designated LIBOR Page (as defined below) as of 11:00 A.M., London time, on that Interest Determination Date, except that, if the Designated LIBOR Page only provides for a single rate, that single rate will be used.

If (i) fewer than two offered rates described above appear on the Designated LIBOR Page, or (ii) no rate appears and the Designated LIBOR Page by its terms provides only for a single rate, then the Calculation Agent will determine LIBOR as follows:

•	The Calculation Agent will request on the Interest Determination Date four major banks in the London interbank market, as selected and identified by the Corporation, to provide their offered quotations for deposits in U.S. dollars with a maturity of three months commencing on the Interest Reset Date and in a representative amount to prime banks in the London interbank market at approximately 11:00 A.M., London time.

•	If at least two quotations are provided, the Calculation Agent will determine LIBOR as the arithmetic mean of those quotations.

•	If fewer than two quotations are provided, the Corporation will select and identify to the Calculation Agent three major banks in New York City. On the Interest Reset Date, those three banks will be requested by the Calculation Agent to provide their offered quotations for loans in U.S. dollars with a maturity of three months commencing on the Interest Reset Date and in a representative amount to leading European banks at approximately 11:00 A.M., New York time. The Calculation Agent will determine LIBOR as the arithmetic mean of those quotations.

•	If fewer than three New York City banks selected by the Corporation are quoting rates, LIBOR for that Interest Period will be the same as for the immediately preceding Interest Period.

“Designated LIBOR Page” means the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service for the purpose of displaying the London interbank rates of major banks.

“Representative amount” means an amount that, in the Corporation’s judgment, is representative of a single transaction in the relevant market at the relevant time.

SECTION 3. Redemption. The Corporation may redeem the Notes, at its option, in whole, but not in part, on December 20, 2022 (the “Par Call Date”), upon notice given in accordance with the Indenture at least 10 Business Days but not more than 60 calendar days prior to the Par Call Date at a redemption price equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, thereon, to, but excluding, the Par Call Date.

In addition, the Corporation may redeem the Notes, at its option, in whole at any time or in part from time to time, on or after the day falling six months after                , 2018 (or, if additional Notes of this Series are issued after                 , 2018, then beginning six months after the issue date of such additional Notes of this Series), and prior to the Par Call Date, upon notice given in accordance with the Indenture at least 10 Business Days but not more than 60 calendar days prior to the date fixed for redemption, at a “make-whole” redemption price equal to the greater of:

(i)	100% of the principal amount of the Notes being redeemed; or

(ii)	as determined by the Quotation Agent described below, the sum of the present values of the scheduled payments of principal and interest on the Notes being redeemed, that would have been payable from the applicable redemption date to the Par Call Date (not including, interest accrued to, but excluding, the redemption date), in each case, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as determined in accordance with the provisions below) plus 15 basis points, plus, in either case of (i) or (ii) above, accrued and unpaid interest, if any, on the principal amount of the Notes being redeemed to, but excluding, the redemption date.

For the Notes being redeemed, “Treasury Rate” means, with respect to the applicable redemption date, the rate per annum equal to: (1) the yield, under the heading that represents the average for the week immediately prior to the applicable calculation date, appearing in the most recently published statistical release appearing on the website of the Board of Governors of the Federal Reserve System or in another recognized electronic source, in each case, as determined by the Quotation Agent in its sole discretion, and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity, for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no such maturity is within three months before or after the Par Call Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week immediately prior to the applicable calculation date or does not contain such yields, the semi-annual equivalent yield to maturity or interpolated maturity (on a day-count basis) of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date.

The applicable Treasury Rate will be calculated by the quotation agent on the third Business Day preceding the applicable redemption date of the Notes being redeemed. In determining the Treasury Rate, the below terms will have the following meaning:

“Comparable Treasury Issue” means, with respect to the applicable redemption date for the Notes being redeemed, the U.S. Treasury security or securities selected by the Quotation Agent as having an actual or interpolated (on a day-count basis) maturity comparable to the remaining term of such Notes, as if such Notes matured on the Par Call Date, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes as if such Notes matured on the Par Call Date.

“Comparable Treasury Price” means, with respect to any applicable redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, or its successor, or, if that firm is unwilling or unable to select the Comparable Treasury Issue, an investment bank of national standing appointed by the Corporation.

“Reference Treasury Dealer” means (1) Merrill Lynch, Pierce, Fenner & Smith Incorporated, unless that firm ceases to be a primary U.S. government securities dealer in New York City (referred to herein as a “Primary Treasury Dealer”), in which case the Corporation will substitute another Primary Treasury Dealer, and (2) four other Primary Treasury Dealers that the Corporation may select.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

Any notice of redemption will take the form of a certificate signed by the Corporation specifying:

•	the date fixed for redemption;

•	the redemption price;

•	the securities identification number(s) of the Notes to be redeemed;

•	the amount to be redeemed, if less than all of this Series of Notes is to be redeemed;

•	the place of payment for the Notes to be redeemed;

•	that interest accrued on the Notes to be redeemed will be paid as specified in the notice; and

•	that on and after the date fixed for redemption, interest will cease to accrue on the Notes to be redeemed.

So long as the Depository or its nominee is the record holder of this Note, the Corporation will deliver any redemption notice only to the Depository.

In the event of redemption of this Note in part only, the unredeemed portion hereof shall be at least the Minimum Denomination (as described herein). In the event of redemption of this Note in part only, a new Note for the unredeemed portion hereof shall be issued in the name of the registered holder hereof upon the surrender of this Note or, where applicable, an appropriate notation will be made by the Trustee on Schedule 1 attached hereto. If fewer than all of the Notes are to be redeemed, for so long as such Notes are in book-entry only form, such Notes to be redeemed will be selected in accordance with the procedures of the Depository.

Notwithstanding the foregoing, any interest on the Notes being redeemed that is due and payable on an Interest Payment Date falling on or prior to a redemption date for such Notes will be payable on such Interest Payment Date to holders of such Notes as of the close of business on the relevant Regular Record Date according to the terms of this Note and the Indenture.

From and after any date fixed for redemption, if monies for the redemption of this Note (or portion hereof) shall have been made available for redemption on such date, this Note (or such portion thereof) shall cease to bear interest (if any) and the holder’s only right with respect to this Note (or such portion hereof) shall be to receive payment of the principal amount of the Notes being redeemed and, if appropriate, all unpaid interest (if any) accrued to such redemption date.

SECTION 4. Defeasance. The provisions of Article Fourteen of the Indenture do not apply to the Notes of this Series.

SECTION 5. Events of Default. The “Events of Default” with respect to this Note shall be as set forth in Section 6.01 of the Indenture, and, solely to the extent set forth in Section 6.01 of the Indenture, upon the occurrence and continuance of an Event of Default with respect to this Note, the principal of this Note may be declared due and payable in the manner and with the effect provided in the Indenture.

SECTION 6. Modifications and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Corporation and the rights of the holders of the Notes under the Indenture at any time by the Corporation and the Trustee with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Notes of this Series then outstanding and all other Securities (as defined in the Indenture) then outstanding under the Indenture and affected by such amendment and modification. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Notes of this Series then outstanding and all other Securities then outstanding under the Indenture and affected thereby, on behalf of the holders of all such Securities, to rescind and annul a declaration of acceleration in certain circumstances and to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note. The determination of whether particular Securities are “outstanding” will be made in accordance with the Indenture.

New Notes authenticated and delivered after the execution of any agreement modifying, amending or supplementing this Note may bear a notation in a form approved by the Corporation as to any matter provided for in such modification, amendment or supplement to the Indenture or the Notes. New Notes so modified as to conform, in the opinion of the Corporation, to any provisions contained in such modification, amendment or supplement may be prepared by the Corporation, authenticated by the Trustee and delivered in exchange for this Note.

SECTION 7. Obligations Unconditional. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place, and rate, and in the coin or currency, herein prescribed.

SECTION 8. Successor to Corporation. The terms of the Indenture set forth in Article Eleven thereof shall govern the Corporation’s ability to consolidate or merge with or into any other Person or sell or convey all or substantially all of its assets to any Person and the effect of any such consolidation, merger, sale or conveyance.

SECTION 9. Minimum Denominations. This Note, and any certificate issued in exchange or substitution hereof or in place hereof, or upon registration of transfer, exchange or partial redemption or repurchase of this Note, may be issued only in the minimum authorized denominations of $1,000 and integral multiples of $1,000 (the “Minimum Denominations”).

SECTION 10. Registration of Transfer. As provided in the Indenture and subject to certain limitations as therein set forth, the transfer of this Note is registrable in the register maintained by the Security Registrar, upon surrender of this Note for registration of transfer at the office or agency of the Corporation designated by it pursuant to the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Trustee or the Security Registrar requiring such written instrument of transfer duly executed by, the registered holder hereof or its attorney duly authorized in writing, and thereupon one or more new Notes of this Series, of Minimum Denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. This Note may be exchanged in whole, but not in part, for certificated notes in definitive form (referred to herein as “Certificated Notes”) only under the circumstances described in the Indenture and (a) if the Depository notifies the Corporation that it is unwilling or unable to continue as depository for the global note or the Depository ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended, if so required by applicable law or regulation, and, in either case, a successor depository is not appointed by the Corporation within 90 days after receiving such notice or becoming aware that the Depository is no longer so registered; or (b) the Corporation, in its sole discretion, elects to issue Certificated Notes. Certificated Notes will be issued in Minimum Denominations only and will be issued in registered form only, without coupons.

Subject to the terms of the Indenture, if Certificated Notes are issued, a holder may exchange its Certificated Notes for other Certificated Notes of the same Series in an equal aggregate principal amount and in Minimum Denominations.

Certificated Notes may be presented for registration of transfer at the office of the Security Registrar or at the office of any transfer agent that the Corporation may designate and maintain. The Security Registrar or the transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. The Corporation may change the Security Registrar or the transfer agent or approve a change in the location through which the Security Registrar or transfer agent acts at any time, except that the Corporation will be required to maintain a security registrar and transfer agent in each place of payment for the Notes of this Series. At any time, the Corporation may designate additional transfer agents for the Notes of this Series.

The Corporation will not be required to (a) issue, exchange, or register the transfer of this Note if it has exercised its right to redeem the Notes of the Series of which this Note is a part for a period of 15 calendar days before the redemption date, or (b) exchange or register the transfer of any Notes of the Series of which this Note is a part that were selected, called, or are being called for redemption, except the unredeemed portion of the Notes of the Series of which this Note is a part, if being redeemed in part.

No service charge shall be made for any such registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Corporation, the Trustee, and any agent of the Corporation or the Trustee may treat the person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Corporation, the Trustee, nor any such agent shall be affected by notice to the contrary, except as required by applicable law.

SECTION 11. Mutilated, Defaced, Destroyed, Lost or Stolen Notes. In case this Note shall at any time become mutilated, defaced, destroyed, lost or stolen, and this Note or evidence of the loss, theft or destruction hereof satisfactory to the Corporation and the Trustee and such other documents or proof as may be required by the Corporation and the Trustee shall be delivered to the Trustee, the Trustee shall issue a new Note of like tenor, form, payment and other terms and principal amount, bearing a number not contemporaneously used or in use for any other Notes issued under the Indenture, in exchange and substitution for the mutilated or defaced Note or in lieu of the Note destroyed, lost or stolen but, in the case of any destroyed, lost or stolen Note, only upon receipt of evidence satisfactory to the Corporation and the Trustee that this Note was destroyed, stolen or lost, and, if required, upon receipt of indemnity satisfactory to the Corporation and the Trustee. Upon the issuance of any substituted Note, the Corporation may require the payment of a sum sufficient to cover all expenses and reasonable charges connected with the preparation and delivery of a new Note. If any Note which has matured or has been redeemed or repaid or is about to mature or to be redeemed or repaid shall become mutilated, defaced, destroyed, lost or stolen, the Corporation may, instead of issuing a substitute Note, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated or defaced Note) upon compliance by the holder with the provisions of this paragraph.

SECTION 12. Authentication. This Note shall not be valid or obligatory or entitled to any benefit under the Indenture until authenticated by or on behalf of the Trustee.

SECTION 13. Miscellaneous. No recourse shall be had for the payment of principal of (and premium, if any), or any interest or other amounts payable on, this Note for any claim based hereon, or otherwise in respect hereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Corporation or of any successor organization, either directly or through the Corporation or any successor organization, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

SECTION 14. Defined Terms. All capitalized terms used in this Note which are not defined herein, but are defined in the Indenture shall have the meanings assigned to them in the Indenture.

SECTION 15. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common
TEN ENT	—	as tenants by the entireties
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT — as Custodian for
(Cust) (Minor)
Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby

sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

/ /
Please print or type name and address, including zip code of assignee the within Note of BANK OF AMERICA CORPORATION and all rights thereunder and does hereby irrevocably constitute and appoint

Attorney

to transfer the said Note on the books of the within-named Corporation, with full power of substitution in the premises

Dated:

SIGNATURE GUARANTEED:
NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of this Note

Schedule 1

Schedule of Transfers, Exchanges, Redemptions and Repurchases

The initial principal amount of this Note is $500,000,000. The following increases or decreases in this Note have been made:

Date of Transfer, Exchange, Redemption or Repurchase, as Applicable	Increase (Decrease) in Principal Amount of this Note due to Transfer Among Global Notes or Exchange, Redemption or Repurchase of a Portion of Global Note, as Applicable	Principal Amount of this Note after Transfer, Exchange, Redemption or Repurchase, as Applicable	Notation made by on or on behalf of the Trustee or Security Registrar

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